INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT dated August 30, 2003 (“Effective Date”) is between:

FLOWRAY INC.

An Alberta corporation with its principal place of business is at
8709—50 Avenue, Edmonton, Alberta, Canada, T6E 5H4
(“Seller”)

AND

QUADRA PRODUCTS INTERNATIONAL INC~,
A Barbadian corporation with its principal place of business at Lauriston House, Lower Collymore Rock,
P.O. Box 1132, Bridgetown, Barbados
(“Buyer”)

BACKGROUND

A.	The Seller is the owner of certain intellectual property as defined below.
B.	The Seller has agreed to sell, and the Buyer has agreed to purchase, all the intellectual property of the Seller’s, as a going concern, on the terms and subject to the conditions provided in this Agreement

AGREEMENTS

For valuable consideration, the receipt of which each Party acknowledges, the Parties agree as follows:

1	DEFINED TERMS. In this Agreement:

a)	“Affiliate” means a corporation which controls, is controlled by, or is under common control of a Party;

b)	“Agreement”, “this Agreement”, and “the Agreement” means this agreement as it may be amended or supplemented periodically;

c)	“Control” includes, without limitation, directly or indirectly owning shares having more than 50% of the votes entitled to be cast to elect the directors of a corporation and “Controlled” includes, without limitation, a corporation which is under Control;

d)	“Intellectual Property” means all Technical Information, Patents, Trade-marks, copyrights, industrial designs, trade-names, and other intellectual property rights whether registered or not, owed by or licensed to the Seller or its Affiliates, relating to the Products;

e)	“Parties” means Flowray Inc. and Quadra Products International Inc. collectively and “Party” means each individually.

f)	“Patents” means all patents and inventions and applications thereof relating to the Products of the Seller or its Affiliates including, without limitation: all patents which may be issued from current applications (including divisions, reissues. renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction in the Territory. ii. any patents owned or controlled by the Seller or its Affiliates;

g)	“Products” means any product owned or produced by the Seller, including but not limited to, any product used in the oil and gas well production marketplace.

h)	“Technical Information” means all know-how and related technical knowledge of the Seller relating to the Products including, without limitation:

	i.	all trade secrets and other proprietary know-how, confidential information, public information, non-proprietary know-how and invention disclosures;
	ii.	any information of a scientific, technical or business nature regardless of form;
	iii.	all documents research, developmental, demonstration or engineering work;
	iv.	all information that can be or is used to define a design or process or procure, produce, support, or operate material and equipment;
	v.	methods of production; and
	vi.	all other drawings, blueprints, patterns, plans, flow charts, equipment, parts lists, software and procedures, specifications, formulas, designs, technical data, descriptions, related instructions, manuals, records and procedures.

k)	“Territory” means the entire world.

I)	“Trademarks” means the trade-marks, trade names, designs, graphics, logos and other commercial symbols whether registered or not, owned by or licensed to the Seller or its Affiliates which are used in connection with the Products or the Seller.

2.	PURCHASE AND SALE OF ASSETS

2.1	Description of Assets. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign and transfer to the Buyer, and the Buyer agrees to purchase from the Seller, as a going concern at closing, all the Intellectual Property of the Seller.

2.2	Purchase Price. The purchase price payable by the Buyer to the Seller for the Intellectual Property will be six hundred thousand dollars ($600,000) (“Purchase Price”), payable by a promissory note to be completed, dated, executed, and provided to the Seller in the form of the promissory note attached to this Agreement as Schedule 1. (“Promissory Note”).

3.	REPRESENTATIONS OF THE SELLER

3.1	Representations. The Seller represents to the Buyer as follows, with the intent that the Buyer will rely on the representations in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

a)	Capacity to Sell. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Alberta, and has the power and capacity to own and dispose of the Intellectual Property and to carry on the Seller’s Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

b)	Authority to Sell. The execution and delivery of this Agreement, and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

c)	Sale Will Not Cause Default. Neither the execution nor delivery of this Agreement, nor the completion of the purchase and sale contemplated by this Agreement will violate any of the terms and provisions of the constating documents or bylaws or articles of the Seller, or any order, decree, statute, bylaw, regulation, covenant, restriction applicable to the Seller or the Intellectual Property.

d)	Litigation. There is no litigation or administrative or governmental proceeding or inquiry pending or, to the knowledge of the Seller, threatened against or relating to the Seller, the Seller’s Business, or any of the Intellectual Property, nor does the Seller know of or have reasonable grounds that there is any basis for any such action, proceeding or inquiry.

e)	Canadian Resident. The Seller is a resident of Canada within the meaning of the Income Tax Act (Canada).

f)	Knowledge. The Seller has not done or omitted to do and is not aware of any act or thing which could prevent the Seller from transferring the Intellectual Property to the Buyer.

4.	REPRESENTATIONS OF THE BUYER

4.1	Representations. The Buyer represents to the Seller as follows, with the intent that the Seller will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

a)	Status of Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Barbados, has the power and capacity to enter into this Agreement and carry out its terms,.

b)	Authority to Purchase. The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Buyer, and this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

5.	SELLER’S OBLIGATIONS

5.1	The Parties agree that the Seller will act as the patent and trademark agent on behalf of the Buyer until such time as any Intellectual Property registrations, in process as of the Effective Date, are completed.

5.2	In spite of paragraph 5.1 above, following the execution of this Agreement, the Parties acknowledge and agree that the Buyer is the rightful and legal owner of all Intellectual Property.

6.	INDEMNIFICATION

The Seller will indemnify the Buyer against all actions, claims, proceedings, costs and damages and all legal costs or other expenses arising out of any breach of the above representations outlined in paragraph 3 above or out of a claim by a third party based on any facts which if substantiated would constitute such a breach.

7.	CLOSING

7.1	Time of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Intellectual Property will be completed on October 1, 2003.

7.2	Documents to be Delivered by the Seller. At the closing the Seller will deliver or cause to be delivered to the Buyer:

a)	all documents evidencing either registration of the Seller’s Intellectual Property rights or applications for Intellectual Property rights;

b)	certified copies of those resolutions of the shareholders and directors of the Seller required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Seller under this Agreement; and

7.3	Documents to be Delivered by the Buyer. At the closing the Buyer will deliver or cause to be delivered:

a)	a promissory note in the form of Schedule 1 of this Agreement

8.	GENERAL

8.1	Further Assurances. The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

8.2	Notice. All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the last known address of each Party or at such other address as may from time to time be notified by any of the Parties.

8.3	Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

8.4	Time of the Essence. Time will be the essence of this Agreement.

8.5	Currency. All transactions referred to in this Agreement will be made in lawful currency of Canada. Any reference to cash in this Agreement includes a reference to cash, certified check, banker’s draft, wire, or electronic transfer.

8.6	Applicable Law. This Agreement, in all aspects, will be governed by and interpreted in accordance with the laws of Barbados.

8.7	Submission to Jurisdiction. Each Party will submit to the jurisdiction of the courts of Barbados.

8.8	Dispute Resolution. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Barbados.

8.9	Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns, except that no party may assign this Agreement without the prior consent of the other parties.

8.10	Counterparts. This Agreement may be signed by facsimile or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

FLOWRAY INC.
By:

/s/ Gregory Burghardt
Gregory Burghardt
President and Authorized Signatory

QUADRA PRODUCTS INTERNATIONAL
INC.
By:

/s/ Tyson Thompson
TYSON THOMPSON
Director and Authorized Signatory

Acknowledged and consented to by the following:

NEW MILLENNIUM ACQUISITIONS LTD.
BY:

/s/ Curtis Sparrow
Curtis Sparrow
President and Authorized Signatory

By:

/s/ Gregory Burghardt
Gregory Burghardt

CTI DIVERSIFIED HOLDINGS, INC.
By:

/s/ John Anderson
John Anderson
President and Authorized Signatory

1049265 Alberta Ltd.
By:

/s/ John Anderson
John Anderson
President and Authorized Signatory

SCHEDULE 1

Promissory Note

CDN. $600,000

FOR VALUE RECEIVED, QUADRA PRODUCTS INTERNATIONAL INC. (the “Buyer”) hereby acknowledges itself indebted to FLOWRAY INC.. (the “Seller”), and promises to pay to the order of the Seller, the principal sum of $600,000 in lawful money of Canada without interest. The Seller may not assign its right, title, and interest in, to and under this promissory note.

The Buyer retains its rights of set-off or counterclaim with respect to any payments required to be made under this promissory note.

DATED: __________________________________________

QUADRA PRODUCTS INTERNATIONAL INC.
By:

TYSON THOMPSON
Director and Authorized Signatory